Exhibit 99.1

Contact:

Pericom Semiconductor Corporation	2380 Bering Drive	Tel: (408) 435-0800
Patrick B. Brennan, VP Investor Relations	San Jose, CA 95131	Fax: (408) 435-1100
www.pericom.com

FOR IMMEDIATE RELEASE

PERICOM SEMICONDUCTOR ANNOUNCES SARONIX ACQUISITION

San Jose, CA—October 1, 2003—Pericom Semiconductor Corporation (Nasdaq National Market:PSEM) today announced that it has exercised its option to acquire substantially all of the assets and related liabilities of privately-held SaRonix, LLC of Menlo Park, CA. This option was announced via press release on July 8, 2003. The exercise of the option was completed October 1, 2003. Total consideration paid was approximately $7.9 million in the form of the cancellation of previously advanced loans pursuant to the terms of a Secured Loan Agreement. This amount does not include legal, accounting and other fees and expenses associated with the acquisition. Further details of this transaction will be provided in a report on Form 8-K to be filed with the Securities and Exchange Commission.

Pericom will adhere to Regulation Fair Disclosure. Additional details about this acquisition will be discussed during our quarterly conference call which is to be held on Tuesday, October 21, 2003.

Pericom Semiconductor Corporation (NASDAQ: PSEM) designs and develops high-performance interface integrated circuits used for the transferring, routing, and timing of high-speed digital and analog signals within and between computer, networking, and multimedia systems. Pericom’s products are essential for full utilization of the speed and bandwidth built into today’s Microprocessors, Memory IC’s, LAN’s, and WAN’s. Company headquarters are located in San Jose, California, and its products are distributed worldwide. Visit www.pericom.com/partners for a complete list of sales partners. Phone: (800) 435-2336; Fax: (408) 435-1100; Email: solutions@pericom.com; Website: www.pericom.com.

This press release contains forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The company’s actual results from this acquisition could differ materially from what is set forth in or implied by such forward-looking statements due to a variety of risk factors, including the risk that the effective purchase price for SaRonix’s assets turns out to be greater than expected due to presently unknown liabilities that Pericom will need to assume or satisfy in connection with the acquisition, and the inherent difficulty and risk of successfully executing an acquisition and the integration of the acquired assets into Pericom’s business. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 30, 2003 and, in particular, the risk factors section of that filing.